Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Kyndryl Holdings, Inc. of our report dated May 26, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Kyndryl Holdings, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
January 26, 2024